UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

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The following communication was sent or made available to shareholders of Jazz Pharmaceuticals plc commencing on July 15, 2022

jazzpharmaceuticals.com

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

Annual General Meeting of Shareholders

July 28, 2022

Supplemental Information Regarding Proposals 4 and 5

Dear Shareholders:

We would like to underscore the importance of your votes on the proposals being presented at our 2022 Annual General Meeting of Shareholders (“AGM”). The proposals are described in detail in our proxy statement and additional soliciting materials, which have been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”).

We would like to draw your attention specifically to Proposal 4—Board Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders (referred to in this letter as the “pre-emption proposal”) and Proposal 5—Adjournment Proposal (referred to in this letter as the “adjournment proposal”). We believe that the approval of the pre-emption proposal is important to the way we intend to advance our business and reflects shareholder feedback. We therefore request your support for our pre-emption and adjournment proposals.

As certain of our shareholders know, Glass Lewis & Co. has recommended that its clients vote “FOR” our pre-emption and adjournment proposals and Institutional Shareholder Services (“ISS”) has recommended that its clients vote against our pre-emption proposal and accordingly, our adjournment proposal. While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the proxy advisory firms’ reports are utilized as research tools by many of our shareholders. In this regard, we believe it is important to provide our perspective on ISS’ voting recommendations, in particular given that ISS qualified its recommendation against these proposals as being “with caution”, in light of certain mitigating factors.

ISS stated in its report for our AGM that as it does not currently have a U.S. policy for pre-emption proposals and as we are incorporated in Ireland, our pre-emption proposal was analyzed under ISS’ UK & Ireland Voting Policy (the “Irish Policy”) notwithstanding the fact that our ordinary shares are listed exclusively on the Nasdaq Global Select Market and therefore the U.S. capital markets are the sole capital markets for our ordinary shares.

While we disagree with the application of the Irish Policy to our pre-emption proposal, we note that ISS highlighted in its report that there are additional considerations for shareholders stemming from the fact that our ordinary shares are listed exclusively on the Nasdaq Global Select Market. We specifically wish to draw your attention to the following statement contained in the ISS’ report: “However, shareholders may wish to take into account that the company is listed solely in the United States, where pre-emption rights are all-but non-existent, and that the limits under the company’s proposal correspond to the magnitude of share issuances that do not generally require shareholder approval under Nasdaq listing rules. Some shareholders may feel that this proposal provides adequate safeguards against excessive dilution.”

Jazz Pharmaceuticals plc. registered in Ireland (company number 399192)

Registered Office: Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

Directors: Bruce C. Cozadd – Chairman (USA), Jennifer Cook (USA), Patrick G. Enright (USA),

Peter Gray, Heather Ann McSharry, Seamus Mulligan, Kenneth W. O’Keefe (USA), Anne

O’Riordan, Norbert G. Riedel (DE), Catherine A. Sohn (USA), Mark Smith (USA),

Rick E Winningham (USA)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland T: +353.1.634.7800 F: +353.1.634.7850

jazzpharmaceuticals.com

As described in detail in our proxy statement, our pre-emption proposal was designed following feedback we received from certain shareholders indicating that they would like to see some limits to our pre-emption opt-out authority with regard to both the duration of the authority and the amount of shares that could be issued without shareholder pre-emptive rights. After a review of that shareholder feedback as well as a careful consideration of the potential flexibility needed to execute on our strategy for growth, we significantly reduced both the duration and amount of our proposed pre-emption opt-out authority as follows (relative to the terms of our pre-emption proposal submitted to our shareholders at our 2021 Annual General Meeting of Shareholders):

•	We reduced the duration of the requested authority from five years to only 18 months.

•

We significantly reduced the amount of shares that may be issued for cash without shareholder pre-emptive rights from an unlimited amount subject only to our authorized ordinary share capital maximum to no more than 20% of our issued share capital.

After taking into account our strategy for growth and our engagement with shareholders on the terms our pre-emption opt-out authority, we strongly believe that our pre-emption proposal provides an appropriate balance between providing us with a measure of flexibility to execute on our current strategy for growth and providing meaningful protection to shareholders from excessive dilution resulting from issuances of shares for cash.

Before finalizing your voting decision on our pre-emption and adjournment proposals, we ask that you consider the detail we have set out in our proxy statement and the additional soliciting materials. Our belief in the appropriateness of the pre-emption proposal reflects the fact that our ordinary shares are listed exclusively in the U.S., the highly competitive nature of the market in which we operate, and our ambitious growth strategy. Our pre-emption proposal is based on and aligned with shareholder feedback. While we respect the role ISS plays in providing research to investors to help them make informed decisions, we believe companies, investors and corporate governance generally is best served by rounded analysis that reflects the nuances of individual company circumstances as opposed to strict adherence to guidelines or rules.

Thank you for your continued support of our company, particularly as we continue to develop as a sustainable and innovative global biopharmaceutical leader.

Yours sincerely,

/s/ Bruce Cozadd

Bruce C. Cozadd

Chairman & CEO

Jazz Pharmaceuticals plc. registered in Ireland (company number 399192)

Registered Office: Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland

Directors: Bruce C. Cozadd – Chairman (USA), Jennifer Cook (USA), Patrick G. Enright (USA),

Peter Gray, Heather Ann McSharry, Seamus Mulligan, Kenneth W. O’Keefe (USA), Anne

O’Riordan, Norbert G. Riedel (DE), Catherine A. Sohn (USA), Mark Smith (USA),

Rick E Winningham (USA)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland T: +353.1.634.7800 F: +353.1.634.7850